Exhibit 10.7

                             MINING LEASE AGREEMENT
                            ------------------------

     This Mining Lease Agreement ("Agreement") is made and entered into by Julian Tomera Ranches, Inc., Battle Mountain Division, a Nevada corporation ("Owner"), and Pediment Gold, LLC, a Nevada limited liability company ("Lessee").

                                    RECITALS
                                    --------

     WHEREFORE, Owner owns the surface of certain fee lands situated in Humboldt County, Nevada, more particularly described in Exhibit A attached to this Agreement; and, Owner, to the best of its knowledge, owns the mineral interests in the said lands; and,

     WHEREFORE, Owner desires to lease to Lessee and Lessee desires to lease from Owner the property rights and interests hereafter described, which include Owner's said mineral estate; and,

     NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

     1. DEFINITIONS. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

          1.A. "Effective Date" means the date this Agreement has been executed by the last party to sign the Agreement.

          1.B. "Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

          1.C. "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other metals, mineral elements, mineral compounds and mineral materials which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

          1.D. "Minimum Payments" means the minimum payments payable by Lessee to Owner in accordance with Section 4 (a).

          1.E. "Ore" means material from the Property, the nature and composition of which, in the sole judgment of Lessee, justifies either: (1) mining or removing from the Property during the term of this Agreement, and shipping and selling the same, or delivering the same, to a processing plant for physical or chemical treatment; or (2) treatment, including leaching, on the Property during the term of this Agreement.

                                                                  Page -1 of 21-

          1.F. "Owner" means Julian Tomera Ranches, Inc., Battle Mountain Division, its successors and assigns.

          1.G. "Net Smelter Returns" means the returns from production of Minerals, Ores and Product from the Property as defined and calculated in accordance with the provisions of this Agreement.

          1.H. "Lessee"  means  Pediment  Gold, LLC, its successors and assigns.

          1.I. "Product"  means  the  following:

               1.I.A. All Minerals and Ores mined or removed from the Property during the term of this Agreement and shipped and sold by Lessee before treatment; and,

               1.I.B. All concentrates, precipitates and mill products produced by or for Lessee from Minerals and Ores mined from the Property and sold by Lessee or from Minerals and Ores leached or treated on the Property and sold by Lessee during the term of this Agreement.

               1.J. "Property" means the mineral estate and ownership of the Minerals on, in and under the lands described in Exhibit A attached to and by this reference incorporated in this Agreement, including all of Owner's right, title, and interest in and to the Minerals and mineral rights on, in and under such lands.

               1.K. "Royalty" means the Net Smelter Returns or other production royalty payable to Owner under this Agreement.

               1.L. "Waste" means earth, rock or material mined or removed from the Property during the term of this Agreement, but which is not Ore.

     2.     GRANT  OF  LEASE  AND  RIGHTS.

          2.A. GRANT OF EXPLORATION PRIVILEGE. Owner grants to Lessee the exclusive right and privilege to enter on the Property for the purposes of exploration and prospecting for any and all Minerals, mineral substances, metals, ore-bearing materials, including the right of ingress and egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface and to use all easements and rights-of-way associated therewith as may be reasonably needed for such purposes.

                                                                  Page -2 of 21-

          2.B. LEASE. Owner leases exclusively to Lessee the Property for the purposes of development, mining, production, removal and sale of all Minerals, mineral substances, metals, Ores, ore-bearing materials. The rights granted under this Agreement apply to all of the Owner's right and interest in the Property described in this Agreement, including, but not limited to, the surface and subsurface, all Ores, Minerals, mineral elements and compounds, and mineral rights, together with any and all veins, lodes and mineral deposits now owned by Owner. Subject to the provisions of Section 13, during the term of this Agreement, should Owner acquire an additional or greater interest in the mineral estate, tenements, hereditaments or appurtenances, Owner agrees to lease the additional or greater interest to Lessee pursuant to this Agreement, at no additional cost to Lessee.

          2.C. EXCLUSIONS  FROM  LEASE.

               2.C.1. SUBSTANCES EXCLUDED. This Lease does not include any hydrocarbon or geothermal substances, resources or by-products. This Lease does not include any surface soils, sand, gravel, building stone or non-Ore rock. Lessee may, without payment to Owner, remove, stockpile, use or disturb surface soils, sand or gravel only as reasonably necessary to Lessee's exploration activities pursuant to this Agreement. Lessee may, without payment to Owner, use surface soils, sand or gravel for mine development, mining, milling or processing activities pursuant to this Agreement, provided such activities are on the Property and will generate a Royalty for Owner. Otherwise use of such surface materials is excluded.

               2.C.2. SURFACE WATERS. Any diminishment, destruction or diversion of surface water rights by Lessee shall only be to the extent reasonably necessary to Lessee's permitted uses of the Property under this Agreement; and, prior to such activity by Lessee, any diminishment, destruction or diversion of surface water rights shall be subject to: (a) a commitment from Lessee to provide a reasonably adequate replacement for such surface water rights or, (b) prior discussion and agreement with Owner as to the best means to mitigate loss of Owner's use of said surface water rights.

                                                                  Page -3 of 21-

          2.D. USES. During the life of this Agreement, and subject to all applicable reclamation laws and regulations, Lessee shall have the right to conduct all exploration activities upon the Property that Lessee deems appropriate. Provided that Lessee is or will pay a Royalty to Owner, Lessee is granted the right to the following uses of the Property including, but without being limited to, the full right, authority and privilege of placing and using excavations, open pit mines, injection and production wells, openings, shafts, ditches and drains, and of constructing, erecting, maintaining, using and, at its election, removing any and all buildings, structures, plants, roadways, pumps, pipelines, electrical power lines and facilities, stockpiles, waste piles, heap leach pads, tailings ponds and facilities, settling ponds, and all other improvements, property and fixtures for mining, removing, beneficiating, concentrating, smelting, extracting, leaching (in place or otherwise), refining and shipping of Ores, Minerals or Product, or for any incidental activities, whether presently contemplated, known or developed in the future to be used in the exploration, mine development, mining, extraction, production or processing of Minerals, underground water or to any of the rights or privileges of Lessee under this Agreement. During the life of this Agreement Lessee will work with Owner to avoid depriving Owner of presently existing access to Owner's grazing areas, and where necessary Lessee will provide reasonable alternative access.

          2.E. SURFACE PURCHASE OPTION. Prior to opening a pit, making a stockpile (whether waste or other material), constructing a leach pad or any beneficiation, extraction, or processing site, Lessee shall notify Owner of the amount of surface in Lessee's sole discretion is determined as reasonably required to the planned use. At Owner's election, Owner will convey all Owner's right, title estate or interest in the agreed upon portion of the Property, but excluding all subsurface and mineral rights, to Lessee, and Lessee will pay to Owner the following price per acre (or fraction thereof): $250.00 per acre during the first five years of this Lease, $350.00 per acre during the second five years of this Lease and $350.00 per acre, increased by five percent (5%) per year, during the remainder of the life of this Lease. Nothing herein shall delay Lessee's right under this Agreement to conduct its operations as in its sole discretion it sees fit and upon its time table for such operations.

          2.F. UNDERGROUND WATER RIGHTS. Subject to the laws and regulations of the State of Nevada concerning the appropriation and taking of water, Lessee shall have the right to appropriate and use underground water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Lessee in its operations on the Property. On Lessee's final completion of exploration, development, mining, restoration and reclamation activities on the Property such that Lessee no longer has need for water resources acquired under permits issued to Lessee in accordance with the laws and regulations of the State of Nevada, Lessee shall notify Owner. On Owner's request, Lessee shall execute and deliver to Owner a quitclaim conveyance of all Lessee's right, title, estate or interest in or to the water rights acquired by Lessee for the conduct of its activities on the Property.

                                                                  Page -4 of 21-

          2.G. RIGHT OF FIRST REFUSAL. In the event that Lessee should purchase some or all of Owner's surface estate in the Property pursuant to the terms of this Agreement, such purchase shall be subject to Owner's right of first refusal, as set forth below. In the event that Lessee desires to sell all or part of such surface estate upon completion of mining and reclamation activities to a third party to this Agreement, Lessee shall, in writing, first offer the property for sale to Owner upon the same terms as Lessee is willing to offer to, or accept from, a third party. Owner shall have thirty (30) days in which to accept said terms by notice, in writing, to Lessee. Owner's failure to give notice of acceptance shall be deemed an irrevocable waiver of the right of first refusal as to the land described in Lessee's notice, and Lessee shall be free thereafter to sell that particular land to a third party upon the same or better terms as offered to Owner. Owner's exercise or Owner's failure to exercise its right of first refusal shall not be deemed a waiver by Owner of this right with respect to subsequent sales by Lessee of other portions of the surface estate of the Property acquired by Lessee under this Agreement. Nothing herein shall be construed as a restraint on Lessee's rights of assignment contained in Section 21 below.

          2.H. EXCEPTIONS TO RIGHT OF FIRST REFUSAL. Owner's preemptive rights shall not apply in the event of a transfer of any portion of the surface estate within the property by Lessee (i) to any affiliate or subsidiary, (ii) for purposes of granting a security interest in connection with financing or fund-raising, (iii) in connection with a corporate merger, reorganization or amalgamation, or similar transaction where the surviving entity holds substantially all of the assets and obligations of Lessee. However, such a transfer will not extinguish Owner's preemptive rights.

                                                                  Page -5 of 21-

     3. TERM. The term of this Agreement shall be from the Effective Date for ten (10) years unless terminated or canceled as provided in this Agreement. The term shall be extended provided that: (1) Lessee is in good standing in performing its obligations under this Agreement; and, (2) Lessee has commenced or will imminently commence extraction of Minerals for production purposes; and,
(3) Lessee continues to pay, at least, the applicable Minimum Payments set forth below.

     4.     PAYMENTS.  Lessee  shall  make  the  following  payments  to  Owner:

          4.A. MINIMUM PAYMENTS. Lessee shall make the following Minimum Payments to Owner:

DATE  OF  PAYMENT                           PAYMENT
-----------------                           -------

Effective  Date                             $25,000.00

1st, 2nd and 3rd anniversaries of Effective
Date                                        $15,000.00

4th and subsequent anniversaries of
Effective  Date                             $20,000.00

          4.B. PRODUCTION ROYALTY. Lessee shall pay to Owner the Royalty described in this Section. The Royalty shall be determined monthly on the basis such that payments will be payable within thirty (30) days after the last day of each calendar month during which Lessee receives any final settlement from a smelter or refiner or revenue from the disposition or sale of any Minerals or waste taken from the property regardless of the source of such revenue. Lessee shall have no obligation to account to Owner, and Owner shall have no interest or right of participation in, any profits or proceeds of futures contracts, forward sales, hedging or other similar marketing mechanisms used by Lessee or any of its affiliates concerning any Minerals, Ores or Product. Lessee shall have no obligation to Owner to complete or perform any futures contracts, forward sales, hedging or any other marketing agreement which Lessee or any of its affiliates may enter into concerning Minerals, Ores or Product. Royalty payments will be provisional and subject to adjustment at the end of each accounting year.

          4.C. NET SMELTER RETURNS. Lessee shall pay to Owner a Royalty of three (3%) percent of Net Smelter Returns. The term Net Smelter Returns as used herein shall mean the end proceeds received by Lessee from the sale of minerals from the Property after deductions for all of the following:

                                                                  Page -6 of 21-

     (I) Custom smelting costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, and transportation from smelter to refinery and from refinery to market; provided, however, in the case of leaching operations, all processing and recovery costs incurred by Lessee beyond the point at which the metal being treated is in solution shall be considered as treatment charges (it being agreed and understood, however, that such processing and recovery costs shall not include the cost of mining, crushing, dump preparation, distribution of leach solutions or other mining and preparation costs up to the point at which the metal goes into solution);

                                                                  Page -6 of 21-

     (II) Cost of transporting mineral product from the concentrator to a smelter or other place of treatment; and

     (III) Actual sales taxes and brokerage costs, on Minerals for which the net Smelter Returns Royalty is payable.

          4.D. METHOD OF PAYMENT. Lessee shall make Minimum Payments to the Owner's address for notice purposes. Lessee shall have no responsibility for disbursement or distribution of any payment after receipt by the described payee. At the time Lessee pays the Royalty, Lessee shall deliver to Owner a statement which shows the amount of the Royalty due and the manner in which it was determined and shall submit to Owner data reasonably necessary to enable Owner to verify the determination.

          4.E. PAYMENT CREDITS. The Minimum Payments paid by Lessee to Owner shall be credited cumulatively to Lessee's account and against Lessee's Royalty payment obligations to Owner, whether Royalty payment obligations accrue in the same or subsequent years during the term of the Agreement as payment of the Minimum Payments. No Royalty payment obligation shall accrue until all Minimum Payments previously paid to Owner are credited in full. The right to credit Minimum Payments shall expire upon termination of this Agreement.

     5. COMPLIANCE WITH THE LAW. All exploration and development work performed by Lessee during the term of this Agreement shall conform with the applicable laws and regulations of the state in which the Property is situated and the United States of America. Lessee shall be fully responsible for compliance with all applicable Federal, state and local reclamation statutes, regulations and ordinances relating to such work, all at Lessee's cost, and Lessee shall save, defend, indemnify and hold harmless Owner from any and all claims, assessments, fines and actions arising from Lessee's failure to perform the foregoing obligations, including reimbursement to Owner of reasonable attorney fees expended by Owner arising from such claims or liabilities. Owner agrees to cooperate with Lessee in Lessee's application for governmental licenses, permits and approvals, the costs of which shall be borne by Lessee.

                                                                  Page -7 of 21-

     6.     MINING  PRACTICES;  INSPECTION  OF  DATA.

          6.A. MINING PRACTICES. Lessee shall conduct all activities on the Property in a good and miner-like fashion.

          6.B. INSPECTION OF DATA. During the term of this Agreement and at Owner's expense, Owner shall have the right to examine noninterpretive factual data regarding the Property in Lessee's possession during reasonable business hours and upon prior notice, provided, however, that Owner's rights to examine such data shall be exercised in a manner such that such inspection does not unduly interfere with the operations of Lessee.

          6.C. MEASUREMENTS; ANALYSIS. Lessee shall measure Ore and grade and take and analyze samples in accordance with mining industry practices, and shall keep accurate records as a basis for computing the production royalty payments. These records shall be available for inspection by Owner, at Owner's expense, at reasonable times subject to the provisions of this Agreement regarding accounts, inspection, records and payments.

          6.D. PRODUCTION RECORDS. Lessee shall keep accurate records of the sale or shipment of Product from the Property, and these records shall be available for inspection by Owner, at Owner's expense, at reasonable times subject to the provisions of this Agreement regarding accounts, inspection, records and payments.

          6.E. LESSEE'S PROPRIETARY INTERPRETATION. Owner acknowledges that, based upon information made available by Owner or third parties to Lessee and Lessee's examination of the Property with the permission of Owner, and data from work on property Lessee controls in the vicinity of the Property, Lessee has conducted its own evaluation of the Property and has developed its own theories and interpretations regarding the Property that are regarded by Lessee as confidential and/or proprietary to Lessee and which have not been disclosed to Owner. Owner agrees that in entering into this Agreement, It is not relying on Lessee to disclose any such theories, interpretations, evaluations or data.

                                                                  Page -8 of 21-

     7.     CONSOLIDATION  OF  OPERATIONS.

          7.A. CROSS MINING. Lessee is granted the right to mine and remove Ore, Minerals, Product and materials from the Property through or by means of shafts, openings or pits which may be in or upon adjoining or nearby lands owned or controlled by Lessee. Lessee may use the Property and any shafts, openings and pits on the Property for the exploration for or development of, mining, removal, treatment and transportation of ores and materials from adjoining or nearby lands, or for any purpose connected with such activities. Lessee shall have the right to treat or process, in any manner allowed by this Lease, any Ore, Minerals, material and products mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at facilities established or maintained on the Property or on other lands. The tailings and residue from such treatment shall be deemed Waste and may be deposited on the Property or on other lands, and Lessee shall have no obligation to remove such Waste from the Property nor to return to the Property Waste resulting from the processing of Ores or materials from the Property, unless reclamation in accordance with applicable laws and regulations requires removal or return of such waste.

          7.B. UNITIZATION. Lessee's operations on the Property and its operations on other lands may be conducted upon the Property and upon any and all such other lands as a single exploration or mine development operation, to the same extent as if all such properties constituted a single tract of land.

          7.C. BOUNDARY AREAS. Subject to Lessee's reclamation obligations, Owner waives all rights, statutory and otherwise, to require Lessee to maintain adjacent support for the Property and any contiguous property owned, leased, or controlled by Lessee or any other party. Owner waives any right which Owner may have to restrict or to prohibit Lessee from mining within any minimum distance of any boundary line of the Property and contiguous lands and grants to Lessee the authority to act as Owner's agent and representative to enter into agreements with the owners of contiguous properties so as to allow mining of all Ores located on, near or under the boundary of the Property. Owner agrees that Lessee's obligations to account for and to pay the Royalty shall apply and extend only to Minerals and Ores produced from within the vertical planes of the exterior boundaries of the Property extended downward to the center of the earth.

                                                                  Page -9 of 21-

          7.D. STOCKPILING PRODUCT. Where possible, Lessee shall stockpile product or low grade-ore on the Property and shall only stockpile such materials off the Property with adequate prior arrangements with Owner to safeguard Owner's Royalty interest in the severed materials. Such safeguards shall include an accurate inventory and accounting of all materials stockpiled off Owners's property, the location of the stockpiles, and protection of Owner's rights to access the stockpiles and inspect same and protection of Owner's rights to receive its Royalty from any sale of the stockpiled material whether such be Net Smelter Returns and whether same occur after termination of this Agreement or before.

          7.E. COMMINGLING. Lessee shall have the right to commingle Ore from the Property with ore from other properties. Before commingling, the Ore from the Property and other ore shall be measured and sampled by Lessee in accordance with sound mining and metallurgical practices. Representative samples of Ore and other ores shall be retained by Lessee, and assays of these samples shall be made before commingling to determine the metal content of each ore. Lessee shall keep records of the measurements, samples and assays of metal content of the Ore and other ore.

          7.F. TREATMENT. Lessee shall have the right, but shall not be required, to beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any Ore, Product and materials mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Property or on other lands.

     8. LIENS AND NOTICES OF NON-RESPONSIBILITY. Except for mechanics' and materialmen's liens discharged in the ordinary course of business, Lessee agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done, made or caused by Lessee, and to pay all indebtedness and liabilities incurred by or for Lessee which may or might become a lien, charge or encumbrance against the Property before such indebtedness and liabilities shall become a lien, charge or encumbrance. If Lessee, in good faith disputes or contests a mechanic's lien, Lessee shall post an applicable bond to substitute for the lien as provided in NRS Ch. 108, and Lessee shall save, defend, with counsel of Lessee's choice, and hold harmless Owner against all liability arising therefrom. The parties agree that Owner shall be informed immediately of the execution of this Agreement by Lessee in order that Owner can properly and timely record a notice of non-responsibility in the office of the county recorder of the county in which the Property is located.

                                                                 Page -10 of 21-

     9.     TAXES.

          9.A. PROPERTY TAXES. During the life of this Lease, the parties shall apportion the real property taxes as follows:

     Owner shall be responsible to pay ad valorem property taxes or the amount thereof as they accrue to the property in its present use, condition and rate of assessment. Lessee shall pay the increased amount of ad valorem taxes arising from any and all improvements to the Property caused by Lessee, including any deferred taxes due upon conversion of all or part of the Property from Agricultural to a higher use, as provided in NRS Chapter 361A.

     Each party shall pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

          9.B. INCOME TAXES. Neither party shall be liable for any taxes levied on or measured by income or proceeds, or other taxes applicable to the other party, based upon payments under this Agreement or based upon the production of Minerals, Ore or Product from the Property. Each of Owner and Lessee shall pay net proceeds of mines taxes assessed against such party's respective share of production of Minerals, Ores or Product from the Property as provided by applicable law.

          9.C. PROTEST OF TAX. Lessee shall have the right to protest in the courts or otherwise the validity or amount of any taxes or assessments levied or assessed upon or against Lessee, the Property or Minerals, Ore or Product if Lessee deems the same to be unlawful, unjust unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment, or equalization before Lessee shall be required to pay the same. Notwithstanding the foregoing, neither Owner nor Lessee shall permit or suffer the Property or any part thereof, or any Minerals, Ore or Product mined or produced therefrom, to be liened or sold at any time for such taxes or assessments.

                                                                 Page -11 of 21-

     10. INDEMNITY. Lessee shall defend, indemnify and save harmless Owner, its affiliates, officers, directors, employees, successors and assigns, from any and all liability whatsoever for any claims, actions or damages, including court costs and reasonable attorney's fees, in any way arising from or relating to Lessee's occupation, ownership and use of the Property, or its operations on or in the Property. Owner shall defend, indemnify and save harmless Lessee, it's affiliates, officers, directors, employees, successors and assigns, from any and all liability whatsoever for any claims, actions or damages, including court costs and reasonable attorney's fees, in any way arising from or relating to Owner's occupation, use of the Property, or its operations on or in the Property. The parties' defense, indemnification and hold harmless obligations shall extend to and include, but not be limited to, any and all claims, actions or damages arising from or relating to federal, state or local laws, regulations or ordinances concerning the preservation of the environment or reclamation of the Property, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act and the Nevada Mined Land Reclamation Act, and shall survive termination of this Agreement.

     11. INSPECTION. If active mining activities are taking place on the Property, at Owner's expense and on Owner's reasonable advance request and notice to Lessee, Owner or Owner's duly authorized representatives shall be permitted to inspect Lessee's workings at reasonable times, but shall do so at their own risk and in such a manner as not to unreasonably delay, hinder, or interfere with the operations of Lessee. Owner shall defend, indemnify and hold Lessee harmless from any and all liability whatsoever, including court costs and reasonable attorney fees, for damages, claims or demands arising from injury to Owner, Owner's agents or representatives or any third party, on the Property or on any access to the Property arising from or relating to Owner's entry and inspection. Nothing herein shall be construed to abridge Owner's use and enjoyment of the Property to the extent that Owner does not interfere with Lessee's activities or operations under this Agreement.

     12. REPRESENTATION OF TITLE. Owner represents to the best of Owner's knowledge that: (a) Owner has good and marketable title to an undivided one hundred percent (100%) legal and equitable interest in the mineral estate and one hundred percent (100%) of the surface estate of the fee lands comprising part or all of the Property; (b) Owner has good right and full title to lease the effective interest described in this Agreement; and (c) the title to the surface and mineral estate of the fee lands is free and clear of all liens, claims and encumbrances created by, through or under Owner, except to the extent of such lien, if any, arising from loans, if any, which Owner may have in connection with Owner's ranching operations. Lessee understands that Owner has not caused or conducted any mineral title research of Owner's mineral estate ownership in the Property.

     13.     REMEDIES  FOR  DEFECTS  IN  TITLE.

          13.A. LESSER INTEREST. If Owner owns an interest in the mineral estate of the fee lands which constitute the Property which is less than the one hundred percent (100%) undivided interest in the mineral estate of the fee lands which constitute the Property, the Minimum Payments and Royalty payments shall be reduced proportionately in accordance with the nature and extent of Owner's interest so that the Minimum Payments and Royalty payments shall be paid to Owner only in the proportion that Owner's interest bears to the entire and undivided interest in the mineral estate of the fee lands which constitute the Property. Owner shall not be obligated to reimburse Lessee for any payments proportionately in excess of Owner's actual undivided interest; provided however, that Lessee shall be entitled to credit any such excess payments against future Minimum Payments or Royalty Payments obligations.

                                                                 Page -12 of 21-

          13.B. LESSER INTEREST BROUGHT TO 100%. It is the understanding of the parties that Lessee is leasing from Owner an undivided one hundred (100%) percent mineral interest. Therefore, if Owner is determined to own less than an undivided one hundred percent mineral interest, and if Owner subsequently acquires additional interest, bringing Owner's undivided interest to one hundred percent, then that additional, subsequently-acquired interest shall be part of this Agreement with no requirement that Lessee pay greater Minimum or Royalty payments therefor.

          13.C. ESCROW OF PAYMENTS PENDING DISPUTE. If at any time a third party asserts a claim of ownership in the Property or the Minerals which is adverse to the interest of Owner or Lessee, or if Lessee is advised by legal counsel for Lessee that it appears that a third party may have such a claim, Lessee may deposit any payments which would otherwise be due to Owner into escrow and give notice of such deposit to Owner. The escrow will be mutually determined by Owner and Lessee and jointly instructed by them in a manner consistent with this section. Such deposits shall remain in escrow until Lessee is furnished reasonably satisfactory evidence that such dispute has been finally settled and all provisions as to keeping this Agreement in force shall relate to such extended time for payment.

     14. COVENANTS, WARRANTIES AND REPRESENTATIONS. Each of the parties covenants, warrants and represents for itself as follows:

          14.A. COMPLIANCE WITH LAWS. That it has complied and will comply with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms and performance of its obligations under this Agreement.

          14.B. NO PENDING PROCEEDINGS. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

                                                                 Page -13 of 21-

          14.C. AUTHORITY. That it has the full right, title and authority to enter into this Agreement and to perform its obligations, and neither this Agreement, nor its performance, violates or constitutes a default under the provisions of any other agreement to which it is a party or to which it is bound.

          14.D. COMMISSIONS; FINDER'S FEES. That it has not utilized the services of a broker or a finder in the negotiation and/or execution of this Agreement, and that it has not incurred any obligation to pay a broker's commission or finder's fee upon the execution and consummation of this Agreement.

          14.E. COSTS. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     15. OWNER'S COVENANTS; REPRESENTATIONS. Owner covenants, represents and warrants as follows:

          15.A. NONINTERFERENCE. Owner covenants that Owner will not do or permit to be done any act which would hinder or impair the rights of Lessee to exercise any right granted to Lessee under this Agreement or to acquire all right, title and interest in and to the Property. Owner acknowledges that the rights granted to Lessee under this Agreement are exclusive to Lessee, and Owner covenants that Owner will not enter into any agreement, contract, lease, option or other instrument for the grant to any other party of any rights to explore for, develop or mine any Minerals on the Property.

          15.B ESTOPPEL CERTIFICATE. Provided that Lessee is in full compliance with its obligations under this Lease, on Lessee's written request, Owner will execute and deliver to Lessee an estoppel certificate, in form acceptable to Lessee, whereby Owner confirms that this Agreement is in full force and effect and that there are no defaults by Owner or Lessee under this Agreement.

                                                                 Page -14 of 21-

          15.C. ENVIRONMENTAL CONDITIONS. Owner is not aware of nor has it received notice from any governmental agency of any condition existing on the Property or created by Owner which is or might be a violation of any applicable federal, state or local law, regulation or ordinance relating to environmental protection.

          15.D. NON-FOREIGN STATUS. Owner is not a "foreign person" as defined under Sec.1445(f) of the Internal Revenue Code. At Lessee's request Owner shall furnish Lessee an affidavit confirming its non-foreign status in such form as is reasonably required by Lessee.

     16.     SURRENDER  AND  TERMINATION.

          16.A. TERMINATION BY OWNER. In the event of any material default or failure by Lessee to comply with any of the covenants, terms or conditions of this Agreement, including without limitation, the timely payment of Minimum Payments and Royalty Payments, Owner shall be entitled to give Lessee written notice of the default which specifies details of the alleged default. If such default is not remedied within thirty (30) days after receipt of the notice, provided the same can reasonably be done within that time, or, if not, if Lessee has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to Lessee of Owner's termination of this Agreement. Termination shall not be based on a default or on a failure to remedy the same which results from any cause beyond the reasonable control of Lessee, including, without limitation, the force majeure provisions of this Agreement. If Lessee contests in good faith any alleged default, Lessee may give written notice of such contest to Owner during the period allowed for Lessee's cure of any alleged default.

          16.B. TERMINATION BY LESSEE. Lessee may at any time prior to one (1) month in advance of the anniversary of the Effective Date terminate this Agreement by giving written notice to Owner. On delivery of the notice of termination, Lessee shall execute and deliver to Owner a written release of this Agreement in proper form for recording. No termination notice shall be effective unless notice is timely and a proper, recordable, release document is tendered with the termination notice. If Lessee properly terminates this Agreement, Lessee shall not be required to pay the Minimum Payments which accrue or come due after the termination date.

          16.C. PARTIAL SURRENDER OF PROPERTY. During the term of this Agreement, Lessee may at any time prior to one (1) month in advance of the anniversary of the Effective Date, surrender any part of the Property. If during the term of this Agreement, Lessee intends to surrender any part of the Property, it shall give written notice to Owner. On such surrender, the Minimum Payments will be adjusted to reflect the decrease in the number of Mineral Acres which constitute the Property, and such adjusted Minimum Payments shall be effective in the Lease Year following the Lease Year during which Lessee surrenders part of the Property. Notice of partial surrender shall be ineffective unless it is timely given and is accompanied by a recordable partial release of Lessee's interest for recording in the appropriate recorder's office.

                                                                 Page -15 of 21-

          16.D. ENTRY AFTER TERMINATION. Lessee shall have one hundred and twenty (120) days after termination of this Agreement, to remove from the Property all buildings, structures and equipment. Failure by Lessee to remove all equipment and structures except those expressly waived by Owner, shall result in presumed damage to Owner calculated on the basis of the actual cost incurred by Owner to remove such equipment or structures. After termination of this Agreement, Lessee shall have the right to enter on the Property, without obligation to pay any payments to Owner or to perform any other obligations under this Agreement for the purpose of reclamation, remediation or restoration of the Property as required under any applicable federal, state or local laws, regulations or ordinances. The parties' obligations and liabilities under this Paragraph shall survive termination of the Lease.

          16.E. DATA FROM LESSEE. Owner shall have the right to request copies of all noninterpretive factual data regarding the Property in Lessee's possession at the time of termination which have before termination not been delivered to Owner. Owner shall have the right to request copies of such non-interpretive factual data once during each calendar year during the term of this Agreement.

          16.F. DATA FROM OWNER. During the term of this Agreement, at Lessee's request, Owner agrees to make available to Lessee all data in Owner's possession relating to title to the Property or to any aspect of subsurface or mineral information pertaining to the Property. At Lessee's request, Owner will assign to Lessee Owner's rights to inspect or obtain such data from third parties.

                                                                 Page -16 of 21-

     17. FORCE MAJEURE. The respective obligations of either party, except Lessee's obligation to pay the Minimum Payments, shall be suspended during the time and to the extent that such party is prevented from compliance, in whole or in part, by war or war conditions, actual or potential, earthquake, fire, flood, strike, labor stoppage, accident, riot, unavoidable casualty, act or restraint, present or future, of any lawful authority, statute, governmental regulation or ordinance, environmental restrictions or conditions, permit or license approvals, act of God, act of public enemy, delays in transportation, or other cause of the same or other character beyond the reasonable control of such party.

     18. MEMORANDUM OF AGREEMENT. At Lessee's expense, upon execution of this Agreement, the parties shall execute and deliver a short form of this Agreement which shall be recorded in the office of the recorder of each county in which all or part of the Property is located. The execution and recording of the Memorandum of Agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interest or obligations of the parties, nor shall it disclose the business terms of this Agreement. This Agreement in its entirety shall not be recorded.

     19.     RELATIONSHIP  OF  THE  PARTIES.

          19.A. LIMITATION. Lessee's performance of its duties and obligations under this Agreement shall not obligate Lessee to perform any additional services to Owner nor to invest any funds in the exploration for, development or production of minerals on or under the Property, except as expressly provided in this Agreement. Lessee may explore, conduct geological, geochemical and geophysical investigations, sample, drill or otherwise explore for minerals, in the manner and to the extent that Lessee, in its sole discretion, deems advisable. Only the express duties and obligations described in this Agreement are binding upon Lessee, and, except as expressly provided in this Agreement, Lessee shall have no duties or obligations, implied or otherwise, to explore for, develop or mine Minerals or Ores from the Property, it being agreed that Lessee's minimum payments are in lieu of any implied duties or obligations.

          19.B. NO PARTNERSHIP. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose.

          19.C. COMPETITION. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Property or outside the scope of this Agreement whether or not competitive with the endeavors contemplated under this Agreement without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, money, property or right offered to it outside the scope of this Agreement.

                                                                 Page -17 of 21-

     20. ASSIGNMENT BY LESSEE. Lessee shall be at liberty at any time and from time to time, to assign, dispose of or transfer this Agreement or any part of its interest herein to an assignee with market capitalization (shares outstanding times share price) of $75 million or greater. If Lessee assigns its interest under this Agreement, it shall be relieved of any obligations or liabilities under this Agreement which accrue after the effective date of the assignment, provided that the instrument of assignment obligates the assignee to assume all of Lessee's obligations or liabilities under this Agreement and the assignee executes and delivers the instrument of assignment which contains such terms. For proposed assignees with a market capitalization of less than $75 million, no assignment will be effective unless thirty (30) days written notice is first provided to Owner, and Owner consents in writing to the Assignment. Owner's consent will not be unreasonably withheld, but it may be based upon the financial stability of the proposed assignee, and the ability of the assignee to perform all Lessee's obligations under this Agreement.

     21. ASSIGNMENT BY OWNER. Owner may transfer its interest in the Property. No change in ownership of Owner's interest in the Royalty shall affect Lessee's obligations under this Agreement unless and until Owner delivers and Lessee receives copies of instruments recorded or other documents necessary to demonstrate the change in ownership of Owner's interest. No other type of notice, whether actual or constructive, shall be binding on Lessee. Until Lessee receives Owner's notice and a copy of the instrument of transfer, Lessee may continue to make all payments payable under this Agreement to Owner as if the transfer of Owner's ownership interest had not occurred. No division of Owner's ownership as to all or any part of the Property shall enlarge Lessee's obligations or diminish Lessee's rights under this Agreement.

     22. NOTICES. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section. Any notice required or authorized to be delivered by this Agreement shall be deemed to have been sufficiently delivered or served in written form if: (a) mailed in accordance with this Section; (b) personally delivered to the proper party; or (c) facsimile or other electronic transmission and actually received by such party. In the case of mailing, delivery of notice shall be effective on the third business day after the party deposits the notice for mailing with the United States Postal Service.

                                                                 Page -18 of 21-

     If  to  Owner:   Mr.  and  Mrs.  Pete  Tomera
                      Julian Tomera Ranches, Inc., Battle Mountain Division
                      P. O. Box 276, Battle Mountain, Nevada 89820

     If  to  Lessee:  Mr.  Kenneth  N.  Tullar,  Manager
                      Pediment  Gold,  LLC
                      Sixth  Floor,  Ste.  9
                      One  East  Liberty  St.
                      Reno,  Nevada  89504

     23. BINDING EFFECT OF OBLIGATIONS. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

     24. WHOLE AGREEMENT. This Agreement supersedes all prior agreements between the parties. The whole agreement between the parties is written in this Agreement and in a memorandum of agreement of even date which is intended to be recorded. There are no terms or conditions, express or implied, other than those expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

     25. GOVERNING LAW AND FORUM SELECTION. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. The parties submit to the jurisdiction of the Nevada District Court for the District in which the Property is situated and hereby agree that such court is the sole forum and venue for actions arising under this Agreement.

     26. SEVERABILITY. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

     27. ATTORNEY'S FEES AND COSTS. If any action or proceeding, including an action for declaratory relief, is commenced by one party against any other party to this Agreement, the party prevailing in such proceeding or action, as determined by final judgment in any such proceeding or action, shall be entitled to such party's costs incurred, including reasonable attorney's fees and court costs.

                                                                 Page -19 of 21-

OWNER:
JULIAN  TOMERA  RANCHES,  INC.,  BATTLE  MOUNTAIN  DIVISION

By: /s/ Peter M. Tomera                       Dated 9-16-04
   ---------------------------------          -----------------------
   PETER  M.  TOMERA,  President

By: /s/ Lynn Tomera                           Dated 9-16-04
   ---------------------------------          -----------------------
   LYNN  TOMERA,  Secretary

LESSEE:
PEDIMENT  GOLD  LLC

Nevada Gold Exploration Solutions, LLC
Operator of Pediment Gold LLC

By: /s/ Wade A. Hodges                        Dated 9-16-04
   ---------------------------------          -----------------------
   Wade  A.  Hodges,  Director

AND

Battle Mountain Gold Exploration LLC
Member of Pediment Gold LLC

By: /s/ Jim E. McKay                          Dated 16 Sep 2004
   ---------------------------------          -----------------------
   Jim E. McKay, President
   Battle Mountain Gold Exploration LLC
                                                                 Page -20 of 21-

                                    EXHIBIT A
                                    PROPERTY
                                    --------

The  following  described  lands  located  in  Humboldt  County,  Nevada:

                      Township 34 North, Range 43 East, MDM
                  -------------------------------------------

              Section 2: SW1/4; S1/2NW1/4; S1/2SE1/4; NW1/4/SE1/4.
              Section 10: All, excepting SW1/4SW1/4.
              Section  11:  All.
              Section  14:  All,  excepting  SW1/4SW1/4.
              Approximately  2,224.80  Acres

                                                                 Page -21 of 21-